For Immediate Release
Contact:	Marcy Mutch	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5312 investor.relations@fib.com	www.FIBK.com

First Interstate BancSystem, Inc. Reports First Quarter Earnings;
Announces Regulatory Approval and Accelerated Closing Date for Acquisition

Billings, MT - April 25, 2017 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) reports first quarter 2017 net income of $23.1 million, or $0.51 per share. This compares to net income of $24.8 million, or $0.55 per share, during fourth quarter 2016, and $20.1 million, or $0.45 per share, during first quarter 2016. Exclusive of non-core items, the Company's first quarter core net income was $23.6 million, or $0.52 per share, as compared to $25.5 million, or $0.57 per share, during fourth quarter 2016, and $20.1 million, or $0.45 per share, during first quarter 2016.

HIGHLIGHTS

•	Core earnings per share growth of 15.6% over the same period in the prior year.

•
Positive operating leverage - net interest income growth of 1.4% over the prior year, fee-based revenue growth of 2.5% over the prior year, as compared to core non-interest expense growth of 1.2% during the same period.

•	Core non-interest expense of $63.0 million, an increase of 1.2% over the same period in the prior year and a decrease of 7.3% from fourth quarter 2016.

•	Regulatory approval received for acquisition of Cascade Bancorp, parent company of Bank of the Cascades, with expected closing date accelerated to the end of May 2017.

•	Net charged-off loans of 0.13% of average loans.

•	Dividends per common share of $11 million, or $0.24 per share, an increase from $10 million, or $0.22 per share, paid during fourth quarter 2016.

“Although we delivered a 15% increase in core earnings per share over the prior year, loan growth in the first quarter was somewhat weaker than we expected given our pipeline at year end,” said Kevin P. Riley, President and Chief Executive Officer of First Interstate BancSystem, Inc. “While the first quarter is a seasonally slower period, our loan balances came in lower than expected as we are seeing heightened competition in certain loan segments such as commercial real estate, with many deals not meeting our criteria for pricing and structure. As we enter the seasonally stronger second quarter, we are seeing a pick up in commercial, residential mortgage, construction and agriculture lending opportunities that should help drive improved results next quarter," continued Mr. Riley.
DIVIDEND DECLARATION

On April 17, 2017, the Company's board of directors declared a dividend of $0.24 per common share, payable on May 12, 2017 to owners of record as of May 2, 2017. This dividend equates to a 2.3% annual yield based on the $41.64 average closing price of the Company's common stock during first quarter 2017.

PENDING ACQUISITION OF CASCADE BANCORP

During first quarter 2017, the Company received regulatory approval to acquire all of the outstanding stock of Cascade Bancorp, parent company of Bank of the Cascades, an Oregon-based community bank with 50 banking offices across Oregon, Idaho and Washington. Upon completion of the acquisition, the Company will become a regional community bank with over $12 billion in total assets and a geographic footprint that will span Montana, Wyoming, South Dakota, Idaho, Oregon and Washington.

“We are pleased to be ahead of schedule in completing our merger with Cascade Bancorp and now expect to close the transaction by the end of May, pending shareholder approval," said Mr. Riley. "We continue to anticipate that the synergies from this merger, combined with our entrance into markets with more robust economies, will have a positive impact on our ability to generate profitable growth for the shareholders of the combined company,” continued Mr. Riley.

NET INTEREST INCOME

The Company's net interest income, on a fully taxable equivalent basis, decreased $4.8 million, or 6.4%, to $70.0 million during first quarter 2017, as compared to $74.7 million during fourth quarter 2016, and increased $938 thousand, or 1.4%, from $69.0 million during first quarter 2016. Included in fourth quarter 2016 net interest income was $1.8 million of interest income related to non-accrual loans that was attributable to the first three quarters of 2016. The remaining decrease in net interest income during first quarter 2017, as compared to fourth quarter 2016, was primarily due to two less accrual days, an approximate 3 basis point reduction in loan yield, of which 2 basis points were due to fluctuations in interest accretion related to acquired loans, and a 6 basis point increase in funding costs. Interest accretion attributable to the fair valuation of acquired loans contributed $1.2 million of interest income during first quarter 2017, as compared to $1.6 million during fourth quarter 2016 and $1.6 million during first quarter 2016.

The impact of these items resulted in compression of the Company's reported net interest margin ratio. The Company's net interest margin ratio decreased 13 basis points to 3.49% during first quarter 2017, as compared to 3.62% during fourth quarter 2016, and decreased 5 basis points from 3.54% during first quarter 2016. Exclusive of interest accretion related to acquired loans, the impact of recoveries of charged-off interest and the fourth quarter 2016 interest adjustment, the Company's core net interest margin ratio was 3.41% during first quarter 2017, as compared to 3.44% during fourth quarter 2016 and 3.45% during first quarter 2016.

PROVISION FOR LOAN LOSSES

The Company recorded a provision for loan losses of $1.7 million during first quarter 2017, compared to $1.1 million during fourth quarter 2016, and $4.0 million during first quarter 2016. Fluctuations in the provision for loan losses reflect management's estimate of possible loan losses based upon evaluation of the borrowers' ability to repay, collateral value underlying loans, loan loss trends and estimated effects of current economic conditions on our loan portfolio.

NON-INTEREST INCOME

Non-interest income decreased $5.7 million, or 16.4%, to $29.1 million during first quarter 2017, as compared to $34.8 million during fourth quarter 2016, and increased $471 thousand, or 1.6%, from $28.6 million during first quarter 2016. First quarter decreases, as compared to fourth quarter 2016, were primarily due to declines in fee-based revenues, particularly mortgage banking revenues, wealth management revenues and other service charges, commissions and fees. In addition, during fourth quarter 2016, the Company recorded a $400 thousand non-core recovery of prior year litigation expense.

Mortgage banking revenues decreased $2.4 million, or 26.5%, to $6.5 million during first quarter 2017, as compared to $8.9 million during fourth quarter 2016, due to seasonal declines in mortgage loan production. During first quarter 2017, the Company's overall mortgage loan production decreased 38%, as compared to fourth quarter 2016, and 5% as compared to first quarter 2016, with loans originated for home purchases accounting for approximately 54% of production during first quarter 2017, as compared to 59% during fourth quarter 2016 and 57% during first quarter 2016. Decreases in mortgage banking revenues due to lower production in first quarter 2017, as compared to first quarter 2016, were partially offset by increases in gains on loan sale margins.

Wealth management revenues decreased $711 thousand, or 12.4%, to $5.0 million during first quarter 2017, as compared to $5.7 million during fourth quarter 2016, primarily due to lower brokerage revenues. Wealth management revenues increased $438 thousand, or 9.6%, to $5.0 million during first quarter 2017, as compared to $4.6 million during first quarter 2016.

Other service charges, commissions and fees decreased $749 thousand, or 21.9%, to $2.7 million during first quarter 2017, as compared to $3.4 million during fourth quarter 2016, due to decreases in fees from interest rate swaps.

Payment services revenues decreased $271 thousand, or 3.1%, to $8.4 million during first quarter 2017, as compared to $8.7 million during fourth quarter 2016, primarily due to seasonal declines in credit and debit card activity that typically occur during the first quarter of each year. Payment services revenues increased $454 thousand, or 5.7%, to $8.4 million during first quarter 2017, as compared to $8.0 million during first quarter 2016, due to increases in credit card interchange fees resulting primarily from higher business card transaction volumes.

NON-INTEREST EXPENSE

Non-interest expense decreased $5.9 million, or 8.5%, to $63.7 million during first quarter 2017, as compared to $69.6 million during fourth quarter 2016, primarily due to lower incentive compensation and profit sharing accruals, which were partially offset by higher employee benefits and separation expenses. Non-interest expense increased $1.4 million, or 2.3%, to $63.7 million during first quarter 2016, as compared to $62.3 million during first quarter 2016. Included in non-interest expense were acquisition expenses of $705 thousand during first quarter 2017 and $1.6 million during fourth quarter 2016. No acquisition expenses were recorded during first quarter 2016.

Salaries and wages expense decreased $3.2 million, or 11.0%, to $25.7 million during first quarter 2017, as compared to $28.9 million during fourth quarter 2016, and increased $473 thousand, or 1.9%, as compared to first quarter 2016. Variances in salaries and wages expense between periods were primarily due to fluctuations in incentive compensation expenses, which are reflective of the Company's performance against pre-established performance metrics. In addition, the Company recorded one-time separation expenses of $727 thousand during first quarter 2017, as compared to $444 thousand during fourth quarter 2016 and $948 thousand during first quarter 2016.

Benefits expense increased $708 thousand, or 7.9%, to $9.6 million during first quarter 2017, as compared to $8.9 million during fourth quarter 2016, and remained stable as compared to $9.6 million during first quarter 2016. Linked-quarter increases were due to higher payroll tax expense, which typically occurs during the first part of each year until compensation tax limits are met.

Other expenses decreased $2.6 million, or 11.4%, to $20.0 million during first quarter 2017, as compared to $22.6 million during fourth quarter 2016, primarily due to fluctuations in operating expenses. Other expenses increased slightly to $20.0 million during first quarter 2017, from $19.7 million during first quarter 2016.

INCOME TAXES

As a result of the January 1, 2017 adoption of Accounting Standards Update 2016-09, "Compensation-Stock Compensation (Topic 718)", the Company’s income tax expense during the first quarter of 2017 included a tax benefit of $1.4 million related to the exercise of outstanding stock option awards. Exclusive of the effect of this tax benefit, the Company's effective tax rate for the first quarter of 2017 was 33.3%, as compared to 33.7% for the first quarter of 2016.

LOANS

Loans held for investment decreased $40 million, or less than 1.0%, to $5.4 billion as of March 31, 2017, from $5.4 billion as of December 31, 2016, with the most significant decreases occurring in residential and construction real estate loans. Year-over-year, loans held for investment increased $185 million, or 3.6%, to $5.4 billion as of March 31, 2017, from $5.2 billion as of March 31, 2016, with approximately $83 million of this growth due to the acquisition of Flathead Bank in August 2016.

Residential real estate loans decreased $23 million, or 2.3%, to $1.0 billion as of March 31, 2017, from $1.0 billion as of December 31, 2016. Exclusive of acquired Flathead Bank loans, residential real estate loans decreased $38 million, or 3.7%, year-over-year. These decreases were primarily due to scheduled loan repayments.

Construction loans decreased $17 million, or 3.4%, to $465 million as of March 31 2017, from $482 million as of December 31, 2016, with approximately half of the decline occurring in land acquisition and development loans. Management attributes the decline in construction loans to adverse weather conditions. Exclusive of acquired Flathead Bank loans, construction loans increased $18 million, or 4.0%, year-over-year.

The Company experienced organic growth in indirect consumer loans, which increased $10 million, or 1.3%, to $762 million as of March 31, 2017, from $752 million as of December 31, 2016, and $111 million, or 17.1%, from $651 million as of
March 31, 2016, due to increases in loan volumes within the Company's existing dealer network.

Loans held for sale consist of residential mortgage loans pending sale to investors in the secondary market. Loans held for sale decreased $39 million, or 62.4%, to $23 million as of March 31, 2017, from $62 million as of December 31, 2016, and decreased $30 million, or 56.1%, from $53.0 million as of March 31, 2016. The Company typically experiences a seasonal decline in residential mortgage loan activity during the first quarter of each year, which was exacerbated by the harsh winter.

DEPOSITS

Total deposits decreased $76 million, or 1.0%, to $7.3 billion as of March 31, 2017, from $7.4 billion as of December 31, 2016, and exclusive of the deposits acquired as part of the Flathead Bank acquisition, remained flat as compared to March 31, 2016. The Company has historically experienced a decline in deposits during the first quarter of each year. As of March 31, 2017, the mix of deposits was 25% non-interest bearing demand, 31% interest bearing demand, 30% savings and 14% time.

Securities sold under repurchase agreements increased $50 million to $588 million as of March 31, 2017, from $538 million as of December 31, 2016. As of March 31, 2017, all outstanding repurchase agreements were due in one day.

CREDIT QUALITY

Non-performing assets increased slightly to $89 million, or 0.98% of total assets as of March 31, 2017, as compared to $87 million, or 0.96% of total assets, as of December 31, 2016. Criticized loans increased $11 million, or 3.0%, to $384 million as of March 31, 2017, from $372 million as of December 31, 2016,with the largest increase occurring in the substandard category. Substandard loans increased $28 million, or 16.3%, to $200 million as of March 31, 2017, as compared to $172 million as of December 31, 2016, due to the downgrade of the loans of two commercial borrowers aggregating $23 million. The increase in substandard loans was partially offset by decreases in special mention loans. Special mention loans decreased $19 million, or 11.5%, to $145 million as of March 31, 2017, as compared to $164 million as of December 31, 2016, primarily due to the upgrade of the loans of two commercial real estate borrowers aggregating $12 million and the pay-off of the loans of one agricultural borrower aggregating $5 million.

Net loan charge-offs decreased to $1.7 million during first quarter 2017, as compared to $6.1 million during fourth quarter 2016, and increased $820 thousand from $893 thousand during first quarter 2016. The Company's allowance for loan losses as a percentage of period end loans increased slightly to 1.41% as of March 31, 2017, compared to 1.39% as of December 31, 2016.

NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, this release contains certain non-GAAP financial measures that management uses to provide supplemental perspectives on capital adequacy, operating results, performance trends and financial condition. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. As a result, the usefulness of these measures to investors may be limited, and they should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.

The Company adjusts certain capital adequacy measures to exclude intangible assets except mortgage servicing rights. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators, are useful to investors in evaluating the Company's performance due to the importance that analysts place on these ratios and also allow investors to compare certain aspects of the Company's capitalization to other companies.

The Company also adjusts earnings and certain performance ratios to exclude certain non-core revenues and expenses, including investment securities net gains or losses, acquisition expenses consisting primarily of professional fees, and nonrecurring litigation expenses and recoveries. Management believes these non-GAAP financial measures are useful to investors in evaluating operating trends by excluding amounts which the Company views as unrelated to its normalized operations. These non-core income and expense adjustments may be presented before or net of estimated income tax expense.
In addition, the Company adjusts net income to exclude income tax expense and provision for loan losses. Management believes this non-GAAP financial measure is useful to investors in evaluating operating trends by excluding pre-tax amounts which the Company views as fluctuating widely based on economic conditions.

See the Non-GAAP Financial Measures table included herein for a reconciliation of the above described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance or events constitute forward-looking statements. Such statements are identified as those that include words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. The following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this report: declining business and economic conditions, adverse economic conditions affecting Montana, Wyoming, South Dakota, Oregon, Washington and Idaho, lending risk, changes in interest rates, credit losses, adequacy of the allowance for loan losses, declining oil and gas prices, declining demand for coal, additional regulatory requirements if our assets exceed $10 billion, failure to integrate or profitably operate acquired organizations, access to low-cost funding sources, impairment of goodwill, changes in accounting standards, dependence on the Company’s management team, ability to attract and retain qualified employees, governmental regulation and changes in regulatory, tax and accounting rules and interpretations, stringent capital requirements, future FDIC insurance premium increases, CFPB restrictions on our ability to originate and sell mortgage loans, failure of technology, cyber-security, unfavorable resolution of litigation, inability to meet liquidity requirements, environmental remediation and other costs, ineffective internal operational controls, competition, reliance on external vendors, soundness of other financial institutions, failure to effectively implement technology-driven products and services, inability of our bank subsidiary to pay dividends, risks associated with introducing new lines of business, products or services, implementation of new lines of business or net product or services offerings, successful completion of the merger and integration of Cascade Bancorp, uninsured nature of any investment in Class A and Class B common stock, volatility of Class A and Class B common stock, decline in market price of Class A common stock, litigation pertaining to fiduciary responsibilities, change in dividend policy, uninsured nature of any investment in Class A and Class B common stock, voting control of Class B stockholders, anti-takeover provisions, dilution as a result of future equity issuances, controlled company status, and subordination of common stock to Company debt.
These factors are not necessarily all of the factors that could cause our actual results, performance or achievements to differ materially from those expressed in or implied by any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

First Quarter 2017 Conference Call for Investors

First Interstate BancSystem, Inc. will host a conference call to discuss first quarter 2017 results at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) on Wednesday, April 26, 2017. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-877-507-0356 or by logging on to www.FIBK.com. The call will be recorded and made available for replay after 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time) on April 26, 2017 through 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) on May 26, 2017, by dialing 1-877-344-7529 (using conference ID 10105071). The call will also be archived on our website, www.FIBK.com, for one year.

About First Interstate BancSystem, Inc.

First Interstate BancSystem, Inc. is a financial and bank holding company incorporated in 1971 and headquartered in Billings, Montana. The Company operates 80 banking offices, including detached drive-up facilities, in 46 communities in Montana, Wyoming and South Dakota. Through First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities and other entities throughout the Company's market areas.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In thousands, except per share data)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	1Q17 vs 4Q16	1Q17 vs 1Q16
Net interest income	$68,893	$73,601	$70,581	$67,633	$67,950	(6.4)%	1.4%
Net interest income on a fully-taxable equivalent ("FTE") basis	69,950	74,724	71,739	68,742	69,012	(6.4)	1.4
Provision for loan losses	1,730	1,078	2,363	2,550	4,000	60.5	(56.8)
Non-interest income:
Payment services revenues	8,445	8,716	9,019	8,648	7,991	(3.1)	5.7
Mortgage banking revenues	6,548	8,911	11,303	10,281	6,727	(26.5)	(2.7)
Wealth management revenues	5,013	5,724	4,995	5,166	4,575	(12.4)	9.6
Service charges on deposit accounts	4,350	4,645	4,692	4,626	4,463	(6.4)	(2.5)
Other service charges, commissions and fees	2,676	3,425	2,628	2,845	2,608	(21.9)	2.6
Total fee-based revenues	27,032	31,421	32,637	31,566	26,364	(14.0)	2.5
Investment securities gains (losses)	2	18	225	108	(21)	(88.9)	(109.5)
Other income	2,073	2,979	2,299	2,457	2,293	(30.4)	(9.6)
Non-core litigation recovery	—	400	—	3,750	—	NM	NM
Total non-interest income	29,107	34,818	35,161	37,881	28,636	(16.4)	1.6
Non-interest expense:
Salaries and wages	25,741	28,929	26,908	27,579	25,268	(11.0)	1.9
Employee benefits	9,616	8,908	8,610	8,066	9,609	7.9	0.1
Occupancy and equipment	7,062	6,823	6,811	6,744	6,920	3.5	2.1
Core deposit intangible amortization	630	898	875	827	827	(29.8)	(23.8)
Other expenses	19,987	22,557	20,994	20,411	19,670	(11.4)	1.6
Subtotal	63,036	68,115	64,198	63,627	62,294	(7.5)	1.2
Other real estate owned (income) expense	(48)	(153)	8	140	(39)	(68.6)	23.1
Acquisition expenses	705	1,624	1,197	—	—	(56.6)	NM
Total non-interest expense	63,693	69,586	65,403	63,767	62,255	(8.5)	2.3
Income before taxes	32,577	37,755	37,976	39,197	30,331	(13.7)	7.4
Income taxes	9,451	12,990	12,783	13,643	10,207	(27.2)	(7.4)
Net income	$23,126	$24,765	$25,193	$25,554	$20,124	(6.6)%	14.9%

Weighted-average basic shares outstanding	44,680	44,530	44,415	44,269	44,719	0.3%	(0.1)%
Weighted-average diluted shares outstanding	45,239	44,953	44,806	44,645	45,114	0.6	0.3
Earnings per share - basic	$0.52	$0.56	$0.57	$0.58	$0.45	(7.1)	15.6
Earnings per share - diluted	0.51	0.55	0.56	0.57	0.45	(7.3)	13.3

Core net income**	$23,563	$25,516	$25,798	$23,154	$20,137	(7.7)%	17.0%
Core pre-tax, pre-provision net income**	35,010	40,039	41,311	37,889	34,352	(12.6)	1.9
Core earnings per share - diluted**	0.52	0.57	0.58	0.52	0.45	(8.8)	15.6

NM - not meaningful
**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of net income (GAAP) to core net income (non-GAAP) and core pre-tax, pre-provision net income (non-GAAP); and earnings per share - diluted (GAAP) to core earnings per share - diluted (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In thousands, except per share data)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	1Q17 vs 4Q16	1Q17 vs 1Q16
Assets:
Cash and cash equivalents	$807,952	$782,023	$701,367	$476,051	$655,528	3.3%	23.3%
Investment securities	2,148,559	2,124,468	2,072,273	2,061,828	2,144,740	1.1	0.2
Loans held for investment	5,376,542	5,416,750	5,462,936	5,340,189	5,191,469	(0.7)	3.6
Mortgage loans held for sale	23,237	61,794	67,979	73,053	52,989	(62.4)	(56.1)
Total loans	5,399,779	5,478,544	5,530,915	5,413,242	5,244,458	(1.4)	3.0
Less allowance for loan losses	76,231	76,214	81,235	80,340	79,924	—	(4.6)
Net loans	5,323,548	5,402,330	5,449,680	5,332,902	5,164,534	(1.5)	3.1
Premises and equipment	195,472	194,457	191,064	187,538	188,714	0.5	3.6
Goodwill and intangible assets (excluding mortgage servicing rights)	249,851	222,468	223,368	213,420	214,248	12.3	16.6
Company owned life insurance	199,262	198,116	197,070	189,524	188,396	0.6	5.8
Other real estate owned	9,428	10,019	9,447	7,908	9,257	(5.9)	1.8
Mortgage servicing rights	19,454	18,457	17,322	16,038	15,574	5.4	24.9
Other assets	107,708	111,557	112,256	120,167	109,689	(3.5)	(1.8)
Total assets	$9,061,234	$9,063,895	$8,973,847	$8,605,376	$8,690,680	—%	4.3%

Liabilities and stockholders' equity:
Deposits	$7,300,179	$7,376,110	$7,328,581	$6,981,448	$7,107,463	(1.0)%	2.7%
Securities sold under repurchase agreements	587,570	537,556	476,768	466,399	465,523	9.3	26.2
Long-term debt	27,994	27,970	27,949	27,928	27,907	0.1	0.3
Subordinated debentures held by subsidiary trusts	82,477	82,477	82,477	82,477	82,477	—	—
Other liabilities	61,418	57,189	75,568	81,999	65,296	7.4	(5.9)
Total liabilities	8,059,638	8,081,302	7,991,343	7,640,251	7,748,666	(0.3)	4.0
Stockholders' equity:
Common stock	297,173	296,071	293,960	290,366	288,782	0.4	2.9
Retained earnings	707,016	694,650	679,722	664,337	648,631	1.8	9.0
Accumulated other comprehensive income (loss)	(2,593)	(8,128)	8,822	10,422	4,601	(68.1)	(156.4)
Total stockholders' equity	1,001,596	982,593	982,504	965,125	942,014	1.9	6.3
Total liabilities and stockholders' equity	$9,061,234	$9,063,895	$8,973,847	$8,605,376	$8,690,680	—%	4.3%

Common shares outstanding at period end	45,144	44,926	44,880	44,746	44,707	0.5%	1.0%
Book value at period end	$22.19	$21.87	$21.89	$21.57	$21.07	1.5	5.3
Tangible book value at period end**	16.65	16.91	16.91	16.80	16.28	(1.5)	2.3

**Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation of book value at period end (GAAP) to tangible book value at period end (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In thousands)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	1Q17 vs 4Q16	1Q17 vs 1Q16

Loans:
Real Estate:
Commercial real estate	$1,819,654	$1,834,445	$1,843,120	$1,816,813	$1,764,492	(0.8)%	3.1%
Construction:
Land acquisition and development	200,412	208,512	212,680	218,650	219,450	(3.9)	(8.7)
Residential	143,852	147,896	137,014	113,944	113,317	(2.7)	26.9
Commercial	121,154	125,589	128,154	117,643	102,382	(3.5)	18.3
Total construction	465,418	481,997	477,848	450,237	435,149	(3.4)	7.0
Residential real estate	1,004,045	1,027,393	1,047,150	1,030,593	1,021,443	(2.3)	(1.7)
Agricultural real estate	167,749	170,248	172,949	166,872	153,054	(1.5)	9.6
Total real estate	3,456,866	3,514,083	3,541,067	3,464,515	3,374,138	(1.6)	2.5
Consumer
Indirect	762,477	752,409	731,901	687,768	651,057	1.3	17.1
Other	145,443	148,087	153,624	153,185	150,774	(1.8)	(3.5)
Credit card	65,241	69,770	66,860	66,221	63,624	(6.5)	2.5
Total consumer	973,161	970,266	952,385	907,174	865,455	0.3	12.4
Commercial	817,841	797,942	814,392	824,962	825,043	2.5	(0.9)
Agricultural	125,492	132,858	152,800	139,892	126,290	(5.5)	(0.6)
Other	3,182	1,601	2,292	3,646	543	98.8	486.0
Loans held for investment	5,376,542	5,416,750	5,462,936	5,340,189	5,191,469	(0.7)	3.6
Loans held for sale	23,237	61,794	67,979	73,053	52,989	(62.4)	(56.1)
Total loans	$5,399,779	$5,478,544	$5,530,915	$5,413,242	$5,244,458	(1.4)%	3.0%

Deposits:
Non-interest bearing	$1,840,647	$1,906,257	$1,965,872	$1,783,609	$1,860,472	(3.4)%	(1.1)%
Interest bearing:
Demand	2,266,017	2,276,494	2,174,443	2,107,950	2,142,326	(0.5)	5.8
Savings	2,192,679	2,141,761	2,095,678	2,003,343	2,001,329	2.4	9.6
Time, $100 and over	425,870	461,368	485,253	479,077	478,527	(7.7)	(11.0)
Time, other	574,966	590,230	607,335	607,469	624,809	(2.6)	(8.0)
Total interest bearing	5,459,532	5,469,853	5,362,709	5,197,839	5,246,991	(0.2)	4.1
Total deposits	$7,300,179	$7,376,110	$7,328,581	$6,981,448	$7,107,463	(1.0)%	2.7%

Total core deposits(1)	$6,874,309	$6,914,742	$6,843,328	$6,502,371	$6,628,936	(0.6)%	3.7%

(1) Core deposits are defined as total deposits less time deposits, $100 and over

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In thousands)	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016	1Q17 vs 4Q16	1Q17 vs 1Q16

Allowance for Loan Losses:
Allowance for loan losses	$76,231	$76,214	$81,235	$80,340	$79,924	—%	(4.6)%
As a percentage of period-end loans	1.41%	1.39%	1.47%	1.48%	1.52%

Net charge-offs during quarter	$1,713	$6,099	$1,468	$2,134	$893	(71.9)%	91.8%
Annualized as a percentage of average loans	0.13%	0.44%	0.11%	0.16%	0.07%

Non-Performing Assets:
Non-accrual loans	$74,580	$72,793	$71,469	$74,311	$63,837	2.5%	16.8%
Accruing loans past due 90 days or more	4,527	3,789	8,131	4,454	4,362	19.5	3.8
Total non-performing loans	79,107	76,582	79,600	78,765	68,199	3.3	16.0
Other real estate owned	9,428	10,019	9,447	7,908	9,257	(5.9)	1.8
Total non-performing assets	$88,535	$86,601	$89,047	$86,673	$77,456	2.2%	14.3%

Non-performing assets as a percentage of:
Total loans and OREO	1.64%	1.58%	1.61%	1.60%	1.47%
Total assets	0.98	0.96	0.99	1.01	0.89

Accruing Loans 30-89 Days Past Due	$33,996	$35,407	$32,439	$25,048	$25,001	(4.0)%	36.0%
Accruing TDRs	16,379	22,343	17,163	16,408	12,070	(26.7)	35.7

Criticized Loans:
Special Mention	$144,806	$163,581	$152,868	$142,560	$144,993	(11.5)%	(0.1)%
Substandard	200,347	172,325	175,555	176,021	167,826	16.3	19.4
Doubtful	38,409	36,336	41,540	41,344	34,578	5.7	11.1
Total	$383,562	$372,242	$369,963	$359,925	$347,397	3.0%	10.4%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	Mar 31, 2017		Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016

Annualized Financial Ratios (GAAP)
Return on average assets	1.05%		1.09%	1.15%	1.20%	0.94%
Return on average common equity	9.48		9.95	10.30	10.83	8.60
Yield on average earning assets	3.77		3.84	3.80	3.78	3.77
Cost of average interest bearing liabilities	0.37		0.30	0.30	0.30	0.31
Interest rate spread	3.40		3.54	3.50	3.48	3.46
Net interest margin ratio	3.49		3.62	3.58	3.55	3.54
Efficiency ratio	64.99		64.18	61.85	60.43	64.46
Loan to deposit ratio	73.97		74.27	75.47	77.54	73.79

Annualized Financial Ratios - Operating** (Non-GAAP)
Core return on average assets	1.07%		1.13%	1.17%	1.09%	0.94%
Core return on average common equity	9.66		10.25	10.55	9.81	8.60
Core efficiency ratio	63.00		61.60	59.36	61.11	62.93
Return on average tangible common equity	12.54		12.84	13.22	13.98	11.13
Tangible common stockholders' equity to tangible assets	8.53		8.59	8.68	8.96	8.59

Consolidated Capital Ratios:
Total risk-based capital to total risk-weighted assets	14.94%	*	15.13%	14.87%	15.03%	15.04%
Tier 1 risk-based capital to total risk-weighted assets	13.75	*	13.89	13.56	13.72	13.72
Tier 1 common capital to total risk-weighted assets	12.50	*	12.65	12.32	12.45	12.43
Leverage Ratio	10.09	*	10.11	10.22	10.35	10.07

*Preliminary estimate - may be subject to change.
**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of return on average assets, return on average common equity and efficiency ratio (GAAP) to core return on average assets, core return on average common equity, return on average tangible common equity, core efficiency ratio and tangible common stockholders' equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
(In thousands)	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Interest earning assets:
Loans (1) (2)	$5,420,245	$64,329	4.81%	$5,493,911	$68,771	4.98%	$5,222,905	$63,371	4.88%
Investment securities (2)	2,107,897	9,971	1.92%	2,132,551	9,647	1.80	2,107,977	9,424	1.80
Interest bearing deposits in banks	596,909	1,212	0.82%	589,584	855	0.58	506,839	645	0.51
Federal funds sold	678	2	1.20%	938	2	0.85	1,292	2	0.62
Total interest earnings assets	8,125,729	75,514	3.77%	8,216,984	79,275	3.84%	7,839,013	73,442	3.77%
Non-earning assets	808,198			799,117			754,962
Total assets	$8,933,927			$9,016,101			$8,593,975
Interest bearing liabilities:
Demand deposits	$2,231,310	$998	0.18%	$2,226,871	$595	0.11%	$2,147,532	$558	0.10%
Savings deposits	2,167,230	1,298	0.24%	2,124,672	728	0.14	1,985,233	650	0.13
Time deposits	1,025,852	1,822	0.72%	1,073,297	1,904	0.71	1,118,049	2,020	0.73
Repurchase agreements	559,641	248	0.18%	510,345	147	0.11	477,207	90	0.08
Other borrowed funds	8	—	—%	9	—	—	8	—	—
Long-term debt	27,960	453	6.57%	27,938	458	6.52	29,129	449	6.20
Subordinated debentures held by subsidiary trusts	82,477	745	3.66%	82,477	719	3.47	82,477	663	3.23
Total interest bearing liabilities	6,094,478	5,564	0.37%	6,045,609	4,551	0.30%	5,839,635	4,430	0.31%
Non-interest bearing deposits	1,802,391			1,911,601			1,755,515
Other non-interest bearing liabilities	48,014			68,835			57,145
Stockholders’ equity	989,044			990,056			941,680
Total liabilities and stockholders’ equity	$8,933,927			$9,016,101			$8,593,975
Net FTE interest income		$69,950			74,724			$69,012
Less FTE adjustments (2)		(1,057)			(1,123)			(1,062)
Net interest income from consolidated statements of income		$68,893			$73,601			$67,950
Interest rate spread			3.40%			3.54%			3.46%
Net FTE interest margin (3)			3.49%			3.62%			3.54%
Cost of funds, including non-interest bearing demand deposits (4)			0.29%			0.23%			0.23%

(1)	Average loan balances include non-accrual loans. Interest income on loans includes amortization of deferred loan fees net of deferred loan costs, which is not material.

(2)	Interest income and average rates for tax exempt loans and securities are presented on an FTE basis.

(3)
Net FTE interest margin during the period equals the difference between annualized interest income on interest earning assets and the annualized interest expense on interest bearing liabilities, divided by average interest earning assets for the period.

(4)	Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus non-interest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As Of or For the Quarter Ended
(In thousands, except per share data)		Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016

Net income (GAAP)	(A)	$23,126	$24,765	$25,193	$25,554	$20,124
Adj: investment securities (gains) losses, net		(2)	(18)	(225)	(108)	21
Plus: acquisition & nonrecurring litigation expenses		705	1,624	1,197	—	—
Less: nonrecurring litigation recovery		—	(400)	—	(3,750)	—
Adj: income tax (benefit) expense		(266)	(455)	(367)	1,458	(8)
Total core net income (Non-GAAP)	(B)	$23,563	$25,516	$25,798	$23,154	$20,137

Net income (GAAP)		$23,126	$24,765	$25,193	$25,554	$20,124
Add back: income tax expense		9,451	12,990	12,783	13,643	10,207
Add back: provision for loan losses		1,730	1,078	2,363	2,550	4,000
Adj: investment securities (gains) losses, net		(2)	(18)	(225)	(108)	21
Add back: acquisition & nonrecurring litigation expenses		705	1,624	1,197	—	—
Subtract: nonrecurring litigation recovery		—	(400)	—	(3,750)	—
Core pre-tax, pre-provision net income (Non-GAAP)		$35,010	$40,039	$41,311	$37,889	$34,352

Weighted-average diluted shares outstanding	(C)	45,239	44,953	44,806	44,645	45,114
Earnings per share - diluted (GAAP)	(A)/(C)	$0.51	$0.55	$0.56	$0.57	$0.45
Core earnings per share - diluted (Non-GAAP)	(B)/(C)	0.52	0.57	0.58	0.52	0.45

Total non-interest income (GAAP)	(D)	$29,107	$34,818	$35,161	$37,881	$28,636
Adj: investment securities (gains) losses, net		(2)	(18)	(225)	(108)	21
Adj: nonrecurring litigation recovery		—	(400)	—	(3,750)	—
Total core non-interest income (Non-GAAP)		29,105	34,400	34,936	34,023	28,657
Net interest income (GAAP)	(E)	68,893	73,601	70,581	67,633	67,950
Total core revenue (Non-GAAP)		97,998	108,001	105,517	101,656	96,607
Add: FTE adjustments		1,057	1,123	1,158	1,109	1,062
Total core revenue for core efficiency ratio (Non-GAAP)	(F)	$99,055	$109,124	$106,675	$102,765	$97,669

Total non-interest expense (GAAP)	(G)	$63,693	$69,586	$65,403	$63,767	$62,255
Less: acquisition & nonrecurring litigation expenses		(705)	(1,624)	(1,197)	—	—
Core non-interest expense (Non-GAAP)		62,988	67,962	64,206	63,767	62,255
Less: amortization of core deposit intangible		(630)	(898)	(875)	(827)	(827)
Adj: OREO (expense) income		48	153	(8)	(140)	39
Non-interest expense for core efficiency ratio (Non-GAAP)	(H)	$62,406	$67,217	$63,323	$62,800	$61,467

Efficiency ratio (GAAP)	(G)/[(D)+(E)]	64.99%	64.18%	61.85%	60.43%	64.46%
Core efficiency ratio (Non-GAAP)	(H)/(F)	63.00	61.60	59.36	61.11	62.93

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures - Continued
(Unaudited)

		As Of or For the Quarter Ended
(In thousands, except per share data)		Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Jun 30, 2016	Mar 31, 2016

Annualized net income	(I)	$93,789	$98,522	$100,224	$102,778	$80,938
Annualized core net income	(J)	95,561	101,505	102,631	93,125	80,991
Total quarterly average assets	(K)	8,933,927	9,016,101	8,745,473	8,538,577	8,593,975

Return on average assets (GAAP)	(I)/(K)	1.05%	1.09%	1.15%	1.20%	0.94%
Core return on average assets (Non-GAAP)	(J)/(K)	1.07	1.13	1.17	1.09	0.94

Total quarterly average stockholders' equity (GAAP)	(L)	$989,044	$990,056	$973,134	$948,837	$941,680
Less: average goodwill and other intangible assets (excluding mortgage servicing rights)		(240,902)	(223,013)	(215,130)	(213,911)	(214,797)
Average tangible common stockholders' equity (Non-GAAP)	(M)	$748,142	$767,043	$758,004	$734,926	$726,883

Total stockholders' equity, period-end (GAAP)	(N)	$1,001,596	$982,364	$982,504	$965,125	$942,014
Less: goodwill and other intangible assets (excluding mortgage servicing rights)		(249,851)	(222,468)	(223,368)	(213,420)	(214,248)
Total tangible common stockholders' equity (Non-GAAP)	(O)	$751,745	$759,896	$759,136	$751,705	$727,766

Return on average common equity (GAAP)	(I)/(L)	9.48%	9.95%	10.30%	10.83%	8.60%
Core return on average common equity (Non-GAAP)	(J)/(L)	9.66	10.25	10.55	9.81	8.60
Return on average tangible common equity (Non-GAAP)	(I)/(M)	12.54	12.84	13.22	13.98	11.13

Total assets (GAAP)	(P)	$9,061,234	$9,063,895	$8,973,847	8,605,376	8,690,680
Less: goodwill and other intangible assets (excluding mortgage servicing rights)		(249,851)	(222,468)	(223,368)	(213,420)	(214,248)
Tangible assets (Non-GAAP)	(Q)	$8,811,383	$8,841,427	$8,750,479	$8,391,956	$8,476,432

Total common shares outstanding, period end	(R)	45,144	44,926	44,880	44,746	44,707

Book value per share, period end (GAAP)	(N)/(R)	$22.19	$21.87	$21.89	$21.57	$21.07
Tangible book value per share, period-end (Non-GAAP)	(O)/(R)	16.65	16.91	16.91	16.80	16.28
Average common stockholders' equity to average assets (GAAP)	(L)/(K)	11.07%	10.98%	11.13%	11.11%	10.96%
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(O)/(Q)	8.53	8.59	8.68	8.96	8.59

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5390
www.FIBK.com